Exhibit 99.1

Repligen Corporation
41 Seyon Street
Building #1, Suite 100
Waltham, Massachusetts 02453
Telephone: 781-250-0111
FOR IMMEDIATE RELEASE	Telefax: 781-250-0115

CONTACT:

Laura L. Whitehouse

VP, Market Development

(781) 419-1812

Repligen Reports Financial Results for the Quarter and Nine-Month Fiscal Year Ended December 31, 2011

WALTHAM, MA – March 16, 2012 – Repligen Corporation (NASDAQ:RGEN) today reported financial results for the quarter and nine-month fiscal year ended December 31, 2011. These results reflect significant accomplishments of the Company during the period, highlighted by the completion of our acquisition of Novozymes Biopharma Sweden AB on December 20, 2011 and the successful filing of the Company’s first new drug application (NDA) for SecreFlo™ on December 21, 2011. These results include acquisition related expenses of $2,300,000 in the third quarter as well as a $427,000 gain on bargain purchase as the recorded fair value of the assets acquired from Novozymes Biopharma AB exceeded the total purchase price of the acquisition.

Total revenue for the nine-month fiscal year ended December 31, 2011 was $23,450,000 compared to total revenue for the nine-month period ended December 31, 2010 of $21,385,000, an increase of 9.7%. Bioprocessing product revenue for the nine-month fiscal year ended December 31, 2011 was $13,215,000, an 11.9% increase over the nine-month period ended December 31, 2010 and royalty and other revenue was $10,235,000 for the nine-month fiscal year ended December 31, 2011, a 6.9% increase over the nine-month period ended December 31, 2010. Research and development expenses were $9,462,000 for the nine-month fiscal year ended December 31, 2011 compared to $8,745,000 for the nine-month period ended December 31, 2010. Selling, general and administrative expenses were $9,050,000 for the nine-month fiscal year ended December 31, 2011 compared to $5,580,000 for the nine-month period ended December 31, 2010.

Operating expenses for the nine-month fiscal year ended December 31, 2011 were $24,557,000 compared to operating expenses of $19,672,000 for the nine-month period ended December 31, 2010. Net loss for the nine-month fiscal year ended December 31, 2011 was $1,613,000, or $0.05 per diluted share compared to net income of $1,987,000 for the nine-month period ended December 31, 2010 or $0.06 per diluted share. Cash, cash equivalents and marketable securities as of December 31, 2011 were $36,025,000 compared to $61,503,000 as of March 31, 2011. The decrease is primarily due to the Company’s December 20, 2011 acquisition of Novozymes Biopharma Sweden AB for $22.1 million (€17 million) in an all cash transaction.

As previously reported, we have changed our financial reporting periods to make our fiscal year consistent with the calendar year. Historically, the Company’s fiscal year-end has been March 31. This change has resulted in a nine-month fiscal year for the period ended December 31, 2011. This change has been made to allow for a more standard marketplace assessment of Repligen’s business performance.

- more -

Repligen Reports Financial Results for the Quarter and Nine-Month Fiscal Year Ended December 31, 2011, March 16, 2012

“This past year has been marked by very significant accomplishments for Repligen including doubling our product revenue through the acquisition of Novozymes Biopharm AB and filing of the Company’s first New Drug Application for marketing approval of SecreFlo™ with the FDA,” said Walter C. Herlihy, Ph.D., President and Chief Executive Officer of Repligen. “We are well positioned to continue to grow our Company and deliver on our goal to achieve sustainable profitability in this current fiscal year.”

Total revenue for the quarter ended December 31, 2011 was $7,165,000 compared to total revenue of $7,068,000 for the quarter ended December 31, 2010. Operating expenses for the quarter ended December 31, 2011 were $8,703,000 compared to $6,771,000 for the quarter ended December 31, 2010. Net loss for the quarter ended December 31, 2011 was $2,162,000 or $0.07 per diluted share, compared to net income of $376,000 or $0.01 per diluted share, for the quarter ended December 31, 2010.

Corporate Update

Bioprocessing Business Integration and Diversification

On December 20, 2011, we completed the acquisition of Novozymes Biopharma Sweden AB, which positions Repligen as a world-leading supplier of critical products for manufacturing biologic drugs. We expect bioprocessing revenues for the combined Company to be approximately $39 to $41 million and total revenues to reach $52-$55 million for the fiscal year ending December 31, 2012. We are in the process of integrating Repligen Sweden AB personnel and operations with Repligen’s U.S. operations and expect to realize overall operational efficiencies and economies in the second half of 2012 as a result of our combined efforts.

On February 27, 2012 we launched a new line of larger pre-packed, “plug-and-play” chromatography columns under our Opus™ brand that are suitable for the production of clinical trial material and niche commercial products such as orphan biologics. We estimate the total chromatography market for clinical stage biologics to be approximately $100 million.

SecreFlo™ for Pancreatic Imaging

On February 21, 2012, the U.S. Food and Drug Administration (FDA) granted our NDA for SecreFlo™ priority review. Under the Prescription Drug User Fee Act (PDUFA), the FDA’s goal for completing a priority review and delivering a decision on marketing approval is reduced to six months, compared to ten months for a standard review. The FDA has assigned a PDUFA goal date of June 21, 2012 to the SecreFlo™ NDA. SecreFlo™ was previously granted Fast Track designation by the FDA and Orphan Drug status, which qualifies Repligen to receive seven years of U.S. marketing exclusivity for SecreFlo™, if approved. On March 5, 2012 we submitted a marketing authorization application (MAA) to the European Medicines Agency (EMA). The U.S. and EU marketing applications support the use of SecreFlo™ in combination with MRI to improve detection of pancreatic duct abnormalities in patients with pancreatitis. Contingent on FDA approval, we plan to employ a targeted sales force to market SecreFlo™ in the U.S. and to identify marketing partners and distributors for territories outside of the U.S. We estimate the market opportunity for SecreFlo™ in the U.S. to be approximately $100 million for the initial pancreatitis indication.

- more -

Repligen Reports Financial Results for the Quarter and Nine-Month Fiscal Year Ended December 31, 2011, March 16, 2012

Orphan CNS Drugs

We are developing two central nervous system (CNS) therapies, RG3039 and RG2833, for Spinal Muscular Atrophy (SMA) and Friedreich’s ataxia (FA), respectively. Both SMA and FA are serious and debilitating neurodegenerative diseases typically diagnosed in childhood and each is characterized by a defect in a single gene that results in diminished production of a key protein. RG3039 is currently in a Phase 1 study in healthy volunteers, with no serious adverse events reported to date. On March 15, 2012, we announced that we initiated a Phase 1 study of RG2833 in adult patients with FA. There are approximately 20,000 patients in the U.S. and Europe with SMA and 15,000 patients with FA worldwide, a combined market opportunity of greater than $1 billion. We are currently engaged in partnering discussions with companies that could accelerate the global development of our CNS programs as we focus on near-term commercial opportunities within our bioprocessing and diagnostic imaging businesses.

About Repligen Corporation

Repligen Corporation is a leading supplier of critical biologic products used to manufacture biologic drugs. Repligen also applies its expertise in biologic product development to SecreFlo™, a synthetic hormone being developed as a novel imaging agent for the diagnosis of a variety of pancreatic diseases. In addition, the Company has two central nervous system (CNS) rare disease programs in Phase 1 clinical trials. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested at www.repligen.com.

- more -

Repligen Reports Financial Results for the Quarter and Nine-Month Fiscal Year Ended December 31, 2011, March 16, 2012

REPLIGEN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2011	2010	2011	2010
Revenue:
Product revenue	$3,114,741	$3,126,271	$13,215,053	$11,810,869
Royalty and other revenue	4,050,403	3,941,518	10,235,194	9,573,770

Total revenue	7,165,144	7,067,789	23,450,247	21,384,639

Operating expenses:
Cost of product revenue	1,511,511	1,449,359	5,157,135	4,186,670
Cost of royalty and other revenue	481,026	412,043	1,315,315	1,160,775
Research and development	2,869,874	2,930,221	9,461,960	8,744,548
Selling, general and administrative	4,268,172	1,979,361	9,050,382	5,580,215
Gain on bargain purchase	(427,478)	—	(427,478)	—

Total operating expenses	8,703,105	6,770,984	24,557,314	19,672,208

Income from operations	(1,537,961)	296,805	(1,107,067)	1,712,431
Investment income	42,870	91,794	161,053	287,430
Interest expense	(27,773)	(12,683)	(27,773)	(12,683)
Other expense	(623,094)	—	(623,094)	—

Income before income taxes	(2,145,958)	375,916	(1,596,881)	1,987,178
Income tax provision	15,744	—	15,744	—

Net income	$(2,161,702)	$375,916	$(1,612,625)	$1,987,178

Earnings per share:
Basic	$(0.07)	$0.01	$(0.05)	$0.06

Diluted	$(0.07)	$0.01	$(0.05)	$0.06

Weighted average shares outstanding:
Basic	30,714,757	30,787,307	30,774,467	30,778,430

Diluted	30,714,757	31,004,935	30,774,467	30,949,264

	December 31, 2011	March 31, 2011
Balance Sheet Data:

Cash, cash equivalents and marketable securities*	$36,024,531	$61,503,265
Working capital	$39,431,285	51,220,892
Total assets	76,056,814	72,293,990
Long-term obligations	2,606,293	584,162
Accumulated deficit	(119,306,614)	(117,964,614)
Stockholders’ equity	65,987,000	67,086,704

*	does not include restricted cash

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, express or implied statements regarding future financial performance and position, synergies and revenue growth following Repligen’s acquisition of Novozymes Biopharma Sweden AB, Food and Drug Administration approval of RG1068, the possibility of seeking a collaboration partner for RG1068, RG3039 or RG2833, management’s strategy, plans and objectives for future operations, including the ability to increase revenue and expand the business through acquisition(s) and/or collaboration(s), plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property protection, product development, manufacturing plans and performance, projected changes in the size of our markets, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships; the integration and performance of Repligen Sweden AB; the market acceptance of our products; our ability to compete with larger, better financed pharmaceutical and biotechnology companies; new approaches to the treatment of our targeted diseases; our expectation of incurring continued losses; our uncertainty of product revenues and profits; our ability to generate future revenues; our ability to raise additional capital to continue our drug development programs; the success of our clinical trials; our ability to develop and commercialize products; our ability to obtain required regulatory approvals; our compliance with all Food and Drug Administration regulations; our ability to obtain; maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual property rights; our limited sales and manufacturing capabilities; our dependence on third-party manufacturers and value added resellers; our ability to hire and retain skilled personnel; our volatile stock price; and other risks detailed in Repligen’s annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

###